UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

Introductory Note

Wynn Resorts, Limited (“Wynn Resorts,” “we” or the “Company”), is filing this Schedule 14A in connection with the solicitation of proxies by the Executive Committee of the Board of Directors to update information provided in its definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on September 20, 2012 (the “Proxy Statement”) for the Company’s Annual Meeting of Stockholders to be held on November 2, 2012 (the “Annual Meeting”). Stockholders are encouraged to review the Proxy Statement and the additional information included in the Company’s Schedule 14A filed on September 28, 2012.

Purported Nominations by Aruze USA, Inc.

Aruze USA, Inc. (“Aruze USA”), a company controlled by Kazuo Okada, has informed the Company of its intent to nominate two individuals for election as directors at the Annual Meeting in opposition to the Company’s recommended nominees. However, the Company believes that Aruze USA, Inc. is not eligible to nominate director candidates for election at the Annual Meeting, because the Company redeemed the common shares previously held by Aruze USA on February 18, 2012 after a Board finding that Aruze USA, its parent corporation, and Mr. Okada are “unsuitable persons” whose affiliation with Wynn Resorts was likely to jeopardize the Company’s existing and potential future gaming licenses. On August 31, 2012, Aruze USA filed a motion in Nevada state court seeking a preliminary injunction that would prohibit the Company from barring or preventing Aruze USA from exercising rights as a stockholder and an order that its purported nominees be presented to the Company’s stockholders and voted on (including by Aruze USA as a stockholder) at the Annual Meeting.

On October 2, 2012, the Nevada court denied Aruze USA’s motion, ruling that Aruze USA had not demonstrated that it was likely to prevail in its claims that the Company’s redemption of the shares previously held by Aruze USA is contrary to law and should be determined to be void. Aruze USA has stated that it intends to appeal the court’s decision to the Supreme Court of Nevada, but, to our knowledge, no such appeal has been filed and the timing of the Nevada Supreme Court’s consideration of any appeal is unclear. The Company believes the recent preliminary proxy statement filed by Mr. Okada, Aruze USA and a related company (the “Okada Group”) is merely an extension of Mr. Okada’s ill-conceived litigation tactic designed to shore up his appeal, and does not reflect an interest in the Company’s corporate governance. In this regard, the Company requests that stockholders remain mindful of the following:

•

The Okada Group’s filing repeatedly misstates that Aruze USA is a holder of record of Company common stock. Aruze USA has not appeared on the Company’s stock records as a stockholder since the redemption in February 2012, and that will remain the case with respect to the Annual Meeting unless the Nevada Supreme Court accepts the appeal and reverses the Nevada trial court’s ruling.

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The Okada Group’s filing mischaracterizes a statement by one of the Company’s directors regarding the basis for the Board’s determination to redeem Aruze USA’s shares. That director has filed an affidavit with the court confirming that the director and the Board concluded that Mr. Okada was a person who was “likely to jeopardize [the Company’s] application for, receipt of approval for, right to the use of, or entitlement to, any Gaming License.” On that basis, the director voted for the redemption.

•

Mr. Okada, who was one of the non-independent directors referred to in a statement by proxy advisory firm Glass Lewis & Co. that is quoted in the Okada Group’s preliminary proxy statement, expressed “concern” with the Board’s independence only after the independent directors unanimously determined that the Company should not invest in a gaming development project that Mr. Okada is pursuing in the Philippines.

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Mr. Okada has continued to pursue development of a multi-billion dollar gaming development in the Philippines. The Okada Group is expected to invest far more in that enterprise than it invested in the Company. Mr. Okada announced that the Okada Group planned to lure high-limit, VIP customers from China to the development, the same customer base as the Company’s Wynn Macau resort. As a result of the Okada Group’s actions to become a direct competitor of the Company while Mr. Okada simultaneously serves as a director, the Company has sued Mr. Okada for breach of fiduciary duty. That lawsuit is pending.

•

Mr. Okada has demonstrated a disregard for good corporate governance in the past. In the proxy statements for each of the past two years’ annual meetings, the Company disclosed that Mr. Okada, while a director of the Company, attended fewer than 75% of the total number of meetings of the Company’s Board of Directors. In a deposition, Mr. Okada stated that he is no longer providing any services as a director of Wynn Resorts because of the litigation.

The Executive Committee of the Company’s Board of Directors does not believe that Mr. Okada is acting in the best interests of the Company and its stockholders. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. We encourage you to vote through the internet or by telephone, or to sign and return the white proxy card solicited by the Executive Committee of the Company’s Board of Directors, and to vote FOR the election of the four nominees listed in the Company’s Proxy Statement, FOR the approval of the Amended and Restated Annual Performance Based Incentive Plan for Executive Officers, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the year 2012. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, D.F. King, toll free at 1-800-549-6697.

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